Exhibit 10.6

[December 17, 2018]

Steve Healy

Dear Steve:

On behalf of KAMD Holdings, Inc. (the “Parent”) and Spinal Elements, Inc. (the “Company”) (together with the Parent, “Spinal Elements”), I am pleased to confirm the terms of your employment with Spinal Elements, as follows:

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Title. Effective as of January 2, 2019 (the “Effective Date”), you will continue to serve as a member of the Parent’s Board of Directors (the “Board”) and you will provide additional substantial services to the Parent by transitioning to the role of Chairman of the Board and member of the Executive Committee of the Board (the “Executive Committee”), on the terms and conditions set forth herein.

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Role. Your duties and obligations as a member of the Board, as a member of the Executive Committee and as Chairman of the Board shall include the customary duties, responsibilities, rights, and authority commensurate with this type of position, including fiduciary duties of loyalty and care under applicable law. You also agree that, while employed by Spinal Elements, you will devote the majority of your working time and your best efforts, business judgment, skill and knowledge to the advancement of the business interests of the Company and its Affiliates and to the discharge of your duties and responsibilities for them. You agree to perform the Services (as defined below) in accordance with the foregoing and such policies and procedures as may be applicable to members of the Board generally from time to time. The “Services” shall include, without limitation: (i) attendance (telephonically, electronically or in person, as agreed) at regular and special meetings of the Board and any other committees to which you are appointed (including monthly Executive Committee telephonic meetings); (ii) preparation and review of materials for such meetings; (iii) leading Board meetings and overseeing all Board actions and initiatives (including providing input and guidance to management on quarterly presentations to the Board); (iv) assisting and oversight of senior management in the development and implementation of corporate strategy, growth and operating initiatives and financial plans, including annual sales, research and development; (v) collaborating with management to develop growth and operating initiatives (including close collaboration with and mentorship of the Company’s Chief Executive Officer to manage the executive team and develop corporate objectives, review processes, communications, and culture); (vi) assessment and oversight of senior management, organizational performance and financial performance (including without limitation frequent communications to the investment team at Kohlberg on the performance of the Company); (vii) visible and accessible representation of the Company to its customers (including without limitation, attendance at key industry events and certain other customer telephone calls, meetings, or other customer engagement events, as determined by the Board); (viii) development of a three-year strategic plan and narrative to prepare the Company for an initial public offering, (ix) review and assessment of companies identified for potential acquisition by the Company, and (x) performing any other duties for the Parent or any of its Affiliates as may be designated from time to time by the Board.

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Base Compensation. Beginning on the Effective Date, you will be paid an annual salary at the rate of $150,000 for your services as a member of the Board and as Chairman of the Board, payable in accordance with the normal payroll practices of the Company, pro-rated for any partial month of your employment (the “Base Compensation”).

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Benefits. You will be eligible to participate in the Parent’s or the Company’s employee benefit plans, subject to applicable law and the participation rules of the applicable plans. If applicable law or the participation rules of the Parent’s or the Company’s employee health benefit plans do not allow your participation in such plans, the Company will pay you a stipend of up to $1,200 per month to cover the cost of health insurance coverage for you and your dependents.

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Bonus Eligibility. For each fiscal year completed during your employment under this letter agreement, you will be eligible to earn an annual bonus (each, an “Annual Bonus”) based on the Company’s achievement of its EBITDA target for such fiscal year (each, an “EBITDA Target”), with the actual amount of any such Annual Bonus to be determined by the Board in accordance with the bonus scale appended hereto as Exhibit A. The EBITDA Target and the Company’s level of achievement of EBITDA for each fiscal year will each be determined by the Board in its discretion. At target level of achievement, your our Annual Bonus will be 50% of the Base Compensation (the “Target Bonus”), with an eligibility to earn a maximum Annual Bonus of 75% of the Base Compensation. In order to receive any Annual Bonus hereunder, you must be employed through the date that such Annual Bonus is paid. For purposes of this letter agreement in determining the Annual Bonus, EBITDA shall have the same definition as in the Company’s then current senior loan documents or, if there are no senior loan documents or if they do not contain a definition of “EBITDA,” then in the most recent senior loan documents that contain such a definition.

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Business Expenses. The Company will pay or reimburse you for all reasonable business expenses incurred or paid by you in the performance of the Services for the Company; subject to any maximum annual limit and other restrictions on such expenses set by the Company and to such reasonable substantiation and documentation as may be specified by the Company from time to time; provided further that any reimbursement for air travel expenses may be up to $1,000 per round-trip airline ticket. Your right to payment or reimbursement hereunder shall be subject to the following additional rules: (i) the amount of expenses eligible for payment or reimbursement during any calendar year shall not affect the expenses eligible for payment or reimbursement in any other calendar year, (ii) payment or reimbursement shall be made not later than December 31 of the calendar year following the calendar year in which the expense or payment was incurred and (iii) the right to payment or reimbursement shall not be subject to liquidation or exchange for any other benefit.

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Option Award. As soon as reasonably practicable following the date hereof, you will receive a stock option grant to purchase an additional 500,000 shares of common stock of the Parent (which, together with the previous stock option grant issued to you, will represent an option to purchase a total of 1,000,000 shares of common stock of the Parent), with an exercise price of $1.00 per share (the “Option”) made pursuant to the Parent’s 2016 Equity

Incentive Plan (the “Plan”). The terms and conditions of the Option shall be as set forth in a separate stock option award agreement (the “Option Award”). The Option will be subject to the terms of the Plan, the Option Award, and any other applicable shareholder and/or option holder agreements and other reasonable and customary restrictions and limitations generally applicable to equity held by Spinal Elements executives or otherwise required by law.

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Termination of Employment. This letter agreement and your employment hereunder will end on the earliest of: (i) your resignation from your position as Chairman of the Board and as a member of the Board; (ii) your failure to be re-appointed to the Board in accordance with the Parent’s bylaws; or (iii) your removal from the Board, in accordance with the Parent’s bylaws. From and after the date of termination of this agreement, Spinal Elements shall have no further obligation to provide you with any compensation whatsoever, except for the payment of any accrued but unpaid pro rata portion of the Base Compensation through the date of termination, which shall be paid within thirty (30) days of your termination or such other date as required by law.

•	Indemnification. You will be entitled to such indemnification rights as are contained in the Parent’s certificate of incorporation and bylaws, as amended from time to time.

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Withholding and Status. All payments made by the Parent or the Company under this letter agreement shall be reduced by any tax or other amounts, to the extent required to be withheld under applicable law. Your employment with Spinal Elements is at-will, and this agreement does not constitute a contract of employment for a definite term.

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Confidential Information and Protection of Documents. You acknowledge that the Company and its Affiliates continually develop Confidential Information, and that you may have developed and may in the future develop Confidential Information for the Company or any of its Affiliates and that you have learned and will learn in the future of Confidential Information during the course of your employment. You agree that you will comply with all policies and procedures of the Company and its Affiliates for protecting Confidential Information, and shall never disclose to any Person (except as required by applicable law or for the proper performance of your duties and responsibilities to the Company and its Affiliates), or use for your own benefit or gain, any Confidential Information obtained by you incident to your employment or other association with the Company or any of its Affiliates. This restriction shall continue to apply after this letter agreement and your employment hereunder terminates, regardless of the reason for such termination. All documents, records tapes and other media of every kind and description relating to the business, present or otherwise, of the Company or any of its Affiliates, and any copies (including without limitation electronic), in whole or in part, thereof (“Documents”), whether or not prepared by you, shall be the sole and exclusive property of the Company and its Affiliates. You agree to safeguard all Documents and to return to the Company, at the time your employment hereunder terminates, or at such earlier time or times as the Board or its designee may specify, all Documents and other property of the Company then in your possession or control. You also agree to disclose to the Company, at the time your employment hereunder terminates, or at such earlier time or times as the Board or its designee may specify, all passwords necessary or desirable to obtain access to, or that would assist in obtaining access to, any information which you have password-protected on any computer equipment, network or system of the Company or any of its Affiliates. For the avoidance of doubt, (a) nothing contained in this letter agreement limits, restricts or in any other way affects your communicating with any governmental agency or entity, or communicating with any official or staff person of a governmental agency or entity, concerning matters relevant to such governmental agency or entity and (b) you will not be held criminally or civilly liable under any federal or state trade secret law for disclosing a trade secret (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law, or (ii) in a complaint or other document filed under seal in a lawsuit or other proceeding; provided, however, that notwithstanding this immunity from liability, you may be held liable if you unlawfully access trade secrets by unauthorized means.

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Other Covenants. In consideration of your transition to the position of Chairman of the Board and your continued service as a member of the Board and in exchange for other good and valuable consideration hereunder, including but not limited to your receiving access to Spinal Elements’ Confidential Information, the sufficiency of which you hereby acknowledge, you agree that some restrictions on your activities during and after your employment with Spinal Elements hereunder are necessary to protect the goodwill, Confidential Information and other legitimate interests of the Company and its Affiliates:

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During your employment with the Company, and for a period of six (6) months following termination of your employment or other engagement with the Company or any of its Affiliates, regardless of the reason therefor, you shall not, directly or indirectly, whether as owner, partner, officer, director, manager, investor, consultant, agent, employee, co-venturer or otherwise, alone or in association with any other Person, engage in any activity that directly or indirectly assists a Competing Business, in any geographic area where the Company or any of its Affiliates conducts or is actively planning to conduct business during your service hereunder (collectively, the “Restricted Area”) or undertake any planning to engage in any activity that directly or indirectly assists a Competing Business in the Restricted Area.

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During your employment with the Company, and for a period of twelve (12) months following termination of your employment or other engagement with the Company or any of its Affiliates, regardless of the reason therefor, you shall not, directly or indirectly, hire or attempt to hire any Person who is (or within the twelve (12) months prior to such date has been) an employee or independent contractor of the Company or any of its Affiliates, assist in such hiring by any Person, or encourage any such employee or independent contractor to terminate his, her or its relationship with the Company or any of its Affiliates (all of the above, excluding general solicitations not specifically directed at any such Person, provided that you are not directly involved in such solicitations in any way), nor shall you solicit or encourage any Person who is (or within the twelve (12) months prior to such date has been) a customer, vendor, supplier, or other business partner of the Company or any of its Affiliates (including but not limited to any physician who has directly or indirectly procured any of the Company’s or any of its Affiliates’ products), or any prospective customer, vendor, supplier or other business partner of the Company or any of its Affiliates (including but not limited to any physician who has been solicited directly or indirectly to procure any of the Company’s or any of its Affiliates’ products) to terminate his, her or its relationship with any of them, or conduct with any such business partner or prospective business partner any business or activity which such business partner or prospective business partner conducts could conduct with the Company or any of its Affiliates; provided, however, that the restrictions relating to business partners and prospective business partners shall only apply if you have performed work with or for such Person during your employment hereunder or been introduced to, or otherwise had contact with, such Person as a result of your employment, engagement or other association with the Company or one of its Affiliates or have had access to Confidential Information which would assist in your solicitation of such Person.

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You shall promptly and fully disclose all Intellectual Property to the Company. You hereby assign and agree to assign to the Company (or as otherwise directed by the Company) your full right, title and interest in and to all Intellectual Property. You agree to execute any and all applications for domestic and foreign patents, copyrights or other proprietary rights and to do such other acts (including without limitation the execution and delivery of instruments of further assurance or confirmation) requested by the Company to assign the Intellectual Property to the Company (or as otherwise directed by the Company) and to permit the Company to enforce any patents, copyrights or other proprietary rights to the Intellectual Property. All copyrightable works that you create shall be considered “work made for hire” and shall, upon creation, be owned exclusively by the Company. Notwithstanding the foregoing, your assignment of Intellectual Property to the Company does not apply to certain inventions (“Non-Assignable Inventions”) as specified in Section 181.78 of the Minnesota Statutes. You acknowledge having received and reviewed notification regarding such Non-Assignable Inventions pursuant to state code, which notification is attached hereto as Exhibit B to this Agreement.

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Enforcement. You acknowledge that you have carefully read and considered all the terms and conditions of this letter agreement, and agree without reservation that each of the restraints contained herein is necessary for the reasonable and proper protection of the goodwill, Confidential Information and other legitimate interests of the Company and its Affiliates; that each and every one of those restraints is reasonable in respect to subject matter, length of time and geographic area; and that these restraints, individually or in the aggregate, will not prevent you from obtaining suitable employment or contracting opportunities during the period in which you are bound by these restraints. You further agree that you will never assert, or permit to be asserted on your behalf, in any forum, any contrary position. You further acknowledge that, were you to breach any of the covenants contained in this letter agreement, the damages to the Company and its Affiliates would be irreparable. You therefore agree that the Company, in addition to any other remedies available to it, shall be entitled to preliminary and permanent injunctive relief against any breach or threatened breach by you of any of said covenants, without having to post bond, and will additionally be entitled to an award of attorneys’ fees incurred in connection with securing any relief hereunder. Further, in the event that any of the “Other Covenants” set forth in this letter agreement shall be determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area or too great a range of activities, such provision shall be severed or deemed to be modified to permit its enforcement to the maximum extent permitted by law. You agree that, following the termination of your employment or other engagement with the Company or any of its Affiliates, the period of restriction shall be tolled, and shall not run, during any period of time in which you are in violation of the terms of the restrictions. It is also agreed that each of the Company’s Affiliates shall have the right to enforce all of your obligations to that Affiliate under this letter agreement, including without limitation the “Other Covenants”. No breach of any provision of this letter agreement by the Company, or any other claimed breach of contract or violation of law, or change in the nature or scope of your relationship with the Company, shall operate to extinguish your obligation to comply with the “Other Covenants.”

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Conflict of Interest. During your employment, you will not undertake any outside activity, whether or not competitive with the business of the Company or any of its Affiliates, that could reasonably give rise to a conflict of interest or otherwise interfere with any of your duties or obligations to the Company or any of its Affiliates.

•	Definitions.

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“Affiliates” means, with respect to a specified party, all Persons directly or indirectly controlling, controlled by or under common control with such specified party, where control may be by either management authority or equity interest. For the avoidance of doubt, Affiliates does not include any unrelated Kohlberg portfolio companies that are not directly or indirectly connected with the business of the Parent.

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“Competing Business” means (i) the business of providing medical devices and related products for spinal surgical procedures or (ii) any other business that the Company or any of its Affiliates conducts or is actively planning to conduct during your employment or other engagement hereunder.

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“Confidential Information” means any and all information of the Company and its Affiliates that is not generally known at such time by others with whom the Company or any of its Affiliates competes or does business, or with whom any of them plan to compete or do business and any and all information, not publicly known, which, if disclosed by the Company or any of its Affiliates would assist in competition against any of them. Confidential Information includes without limitation such information relating to (i) the development, research, testing, manufacturing, marketing and financial activities of the Company and its Affiliates, (ii) the Products, (iii) the costs, sources of supply, financial performance and strategic plans of the Company and its Affiliates, (iv) the identity and special needs of the customers of the Company and its Affiliates and (v) the people and organizations with whom the Company and its Affiliates have business relationships and the existence and nature of those relationships. Confidential Information also includes comparable information that the Company or any of its Affiliates has received belonging to others or which was received by the Company or any of its Affiliates with any understanding, express or implied, that it would not be disclosed.

•	“Intellectual Property” means inventions, discoveries, developments, methods, processes, compositions, works, concepts and ideas (whether or not patentable or copyrightable or constituting trade secrets) (collectively, the “Inventions”) conceived, made, created, developed or reduced to practice by you (whether alone or with others, whether or not during normal business hours or on or off Company premises) during your employment that relate to the business of the Company or any of its Affiliates or the Products or that result from any work performed by you for the Company or any of its Affiliates or that make use of Confidential Information or any of the equipment or facilities of the Company or any of its Affiliates. Notwithstanding the foregoing, Intellectual Property shall not apply to any Invention that you develop entirely on your own time, without using the equipment, supplies, facilities or trade secret information of the Company or any of its Affiliates, unless such Invention (a) relates to the business of the Company or any of its Affiliates or to the actual or demonstrably anticipated research or development of the Company or any of its Affiliates or (b) results from any work performed by you for the Company or any of its Affiliates.

•	“Person” means an individual, a corporation, an association, a partnership, an estate, a trust and any other entity or organization, other than the Parent or any of its Affiliates.

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“Products” means all products planned, researched, developed, tested, manufactured, sold, licensed, leased or otherwise distributed or put into use by the Company or any of its Affiliates, together with all services provided or planned by the Company or any of its Affiliates, during your employment or other engagement with the Company or any of its Affiliates.

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Miscellaneous. The Parent and the Company shall each be joint and severally liable for any payment obligation under this letter agreement. This agreement may not be modified or amended, and no breach shall be deemed to be waived, unless agreed to in writing by you and the Parent. If any portion of this letter agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this letter agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion or provision of this letter agreement shall be valid and enforceable to the fullest extent permitted by law. This is a Delaware agreement and shall be construed and enforced under and be governed in all respects by the laws of Delaware without regard to any conflict of law principles that would result in the application of the laws of any other jurisdiction. This letter sets forth the entire agreement between you and Spinal Elements, and replaces all prior and contemporaneous communications, agreements and understandings, written or oral, with respect to the terms and conditions of your employment with or other services to Spinal Elements, including without limitation the letter agreement between you and Spinal Elements dated as of May 7, 2018 (the “Prior Agreement”). Notwithstanding the foregoing, this letter will not supersede any effective assignment of intellectual property to Spinal Elements pursuant to the Prior Agreement.

[Signature page immediately follows.]

If you are in agreement with the contents of this letter, please execute both copies in the space provided below and return one copy to me, retaining the other copy for your records. If you have any questions, please do not hesitate to contact me.

Sincerely,

Spinal Elements, Inc.

/s/ Jason Blain
Jason Blain
Chief Executive Officer

KAMD Holdings, Inc.

/s/ Chris Anderson Chris Anderson
Chris Anderson Vice President

/s/ Shant Mardirossian
Shant Mardirossian
Partner and Chief Operating Officer, Kohlberg & Co.

Accepted and agreed:

/s/ Steve Healy Steve Healy	12-17-18 Date

EXHIBIT A

BONUS SCALE

EBITDA Results/ EBITDA Target		Percentage of Target Bonus Payable

No Less Than	Less Than
90%	91%	10%
91%	92%	20%
92%	93%	30%
93%	94%	40%
94%	95%	50%
95%	96%	60%
96%	97%	70%
97%	98%	80%
98%	99%	90%
99%	100%	100%
100%	101%	102%
101%	102%	104%
102%	103%	106%
103%	104%	108%
104%	105%	110%
105%	106%	112%
106%	107%	114%
107%	108%	116%
108%	109%	118%
109%	110%	120%
110%	111%	123%
111%	112%	126%
112%	113%	129%
113%	114%	132%
114%	115%	135%
115%	116%	138%
116%	117%	141%
117%	118%	144%
118%	119%	147%
119%	120%	150%

EXHIBIT B

INVENTION ASSIGNMENT NOTICE

You are hereby notified that the Employment Agreement between you and KAMD Holdings, Inc. and Spinal Elements, Inc. dated as of [December     , 2018], does not apply to any invention which qualifies fully for exclusion under the provisions of Section 181.78 of the Minnesota Statutes. Following is the text of Section 181.78 of the Minnesota Statutes:

MINNESOTA STATUTES SECTION 181.78

181.78 AGREEMENTS; TERMS RELATING TO INVENTIONS.

Subdivision 1.Inventions not related to employment.

Any provision in an employment agreement which provides that an employee shall assign or offer to assign any of the employee’s rights in an invention to the employer shall not apply to an invention for which no equipment, supplies, facility or trade secret information of the employer was used and which was developed entirely on the employee’s own time, and (1) which does not relate (a) directly to the business of the employer or (b) to the employer’s actual or demonstrably anticipated research or development, or (2) which does not result from any work performed by the employee for the employer. Any provision which purports to apply to such an invention is to that extent against the public policy of this state and is to that extent void and unenforceable.

Subd. 2.Effect of subdivision 1.

No employer shall require a provision made void and unenforceable by subdivision 1 as a condition of employment or continuing employment.

Subd. 3.Notice to employee.

If an employment agreement entered into after August 1, 1977 contains a provision requiring the employee to assign or offer to assign any of the employee’s rights in any invention to an employer, the employer must also, at the time the agreement is made, provide a written notification to the employee that the agreement does not apply to an invention for which no equipment, supplies, facility or trade secret information of the employer was used and which was developed entirely on the employee’s own time, and (1) which does not relate (a) directly to the business of the employer or (b) to the employer’s actual or demonstrably anticipated research or development, or (2) which does not result from any work performed by the employee for the employer.

I acknowledge receiving a copy of this Invention Assignment Notice:

/s/ Steve Healy Steve Healy	12-17-18 Date